Filed Pursuant to
Rule 424 (b) (3) and (c)
File No. 333-97227

ASYST TECHNOLOGIES, INC.

1,275,706 SHARES

COMMON STOCK

     This prospectus supplement should be read in conjunction with the prospectus dated October 30, 2002, which is to be delivered with this prospectus supplement.

     SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

     The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The table and related notes appearing in the prospectus under the heading “Selling Shareholders” is superseded by the following table and related notes:

	Shares Beneficially			Shares Beneficially
	Owned Prior to Offering		Number of	Owned After Offering(1)
			Shares Being
Name	Number	Percent	Offered	Number	Percent

Aruba, Inc.(2) 11000 North MoPac Expressway Suite 100 Austin, TX 78759	96,146	*	96,146	—	*
John S. Ghiselli(3) c/o Asyst Technologies, Inc. 48761 Kato Road Fremont, CA 94538	1,277,836	3.3%	841,308	436,528	1.1%
Charles Baylis(4)	22,482	*	22,482	—	*
Liliana Cian(4)	476	*	476	—	*
Philip J. Denning(4)	347	*	347	—	*
Antonio Di Napoli(4)	50,476	*	476	50,000	*
Raymond W. Ellis(4)	2,380	*	2,380	—	*
David Ephron(4)	1,493	*	1,493	—	*
Andrew S. Extine(4)	476	*	476	—	*
Michael Field(4)	26,982	*	26,182	800	*
Donn Forbes(4)	1,493	*	1,493	—	*
Robert C. Foy(4)	8,550	*	8,200	350	*
Michael George(4)	1,720	*	1,720	—	*
Michael George as Trustee of the Michael Lee and Cindy Marie George Revocable Trust(4)	1,720	*	1,720	—	*
Toni J. Guckert(4)	1,190	*	1,190	—	*
James Holliday(2)(4)	35,561	*	35,561	—	*
Monica Holliday(2)(4)	7,283	*	7,283	—	*
Claire Hurley(4)	7,541	*	7,141	400	*
Incor Corporation(4)	5,733	*	5,733	—	*
Vernon Johnson(4)	2,985	*	2,380	605	*
Roger Kazanowski(4)	1,720	*	1,720	—	*
John P. Kehoe(4)	1,159	*	1,159	—	*
Kehoe, White, Van Negris & Company, Inc.(4)	1,623	*	1,623	—	*
Lights Out Software, Inc.(4)	2,380	*	2,380	—	*
James Macek(2)(4)	95,171	*	42,844	52,327	*
Henry Marchese(4)	18,440	*	3,440	15,000	*
Mathews & Clark Communications, Inc.(4)	2,733	*	2,733	—	*

1.

	Shares Beneficially			Shares Beneficially
	Owned Prior to Offering		Number of	Owned After Offering(1)
			Shares Being
Name	Number	Percent	Offered	Number	Percent

Edward T. McClamma(4)	57,330	*	57,330	—	*
Valerie McClamma(4)	1,190	*	1,190	—	*
Walter C. Moore(4)	4,760	*	4,760	—	*
Needham & Company, Inc.(4)	9,521	*	9,521	—	*
Patrick O’Shea(4)	3,440	*	3,440	—	*
Mark T. Pendleton(4)	23,802	*	23,802	—	*
Luis Rodriguez(4)	4,450	*	4,100	350	*
Linda Rosen(4)	3,952	*	952	3,000	*
Patrick Ryan(4)	1,190	*	1,190	—	*
John Scammell(4)	7,940	*	3,440	4,500	*
Michael C. Simmons(4)	11,640	*	11,640	—	*
Lexi Terrero(4)	347	*	347	—	*
Tino Tran(4)	476	*	476	—	*
Maya Valentinova(4)	1,190	*	1,190	—	*
Jerome B. Vasile(4)	1,152	*	952	200	*
Eugene Wagner(4)	1,190	*	1,190	—	*
Winstead Sechrest & Minick P.C.(4)	17,916	*	17,916	—	*
Clifton Wong(4)	3,416	*	3,416	—	*
WSM Investment Partnership 2001 LP(4)	2,380	*	2,380	—	*
Timothy R. Yoas(4)	476	*	476	—	*
Betty Zimmerli(4)	179	*	179	—	*
Henri Zimmerli(4)	5,733	*	5,733	—	*

Total			1,275,706

*	Represents less than 1%.

(1)	Assumes the sale of all shares offered hereby.

(2)	Aruba, Inc. was formerly known as Domain Logix Corporation, or DLC. We own approximately seven percent of Aruba, Inc. Mihir Parikh, one of our directors, was a director of Aruba, Inc. prior to ACTI’s acquisition of the assets of Aruba, Inc. Dr. Parikh was on the Aruba, Inc. Board of Directors only as a result of Asyst’s investment in Aruba, Inc. and Dr. Parikh received no compensation from Aruba, Inc. for serving on its Board. Dr. Parikh has no personal holdings in Aruba, Inc. James Macek, the President and Chief Executive Officer of Aruba, Inc., served as the President and a Director of ACTI, a subsidiary of Asyst, after ACTI’s acquisition of the assets of Aruba, Inc. James Holliday, the Executive Vice President and Chief Marketing Officer of Aruba, Inc., served as the Executive Vice President and Chief Marketing Officer and a Director of ACTI after ACTI’s acquisition of the assets of Aruba, Inc.

(3)	John S. Ghiselli is President and General Manager of GW Associates, Inc., a subsidiary of Asyst, following our acquisition of GW, and a director of ACTI.

(4)	The address of this shareholder is care of the address of Aruba, Inc. listed above.

The date of this prospectus supplement is March 14, 2002.

2.